SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM S-3
                        Registration Statement Under
                         The Securities Act of 1933

                             COMMUNITY BANCORP.
           (exact name of registrant as specified in its charter)

                    Vermont                        03-0284070
         (State or other jurisdiction           (I.R.S. Employer
              of incorporation or             Identification Number)
                 organization)

                     U.S. Route 5, Derby, Vermont 05829
                               (802) 334-7915
                 (Address of principal executive offices and
                   telephone number, including area code)

      Richard C. White, President      With a copy to:
      Community Bancorp.               Denise J. Deschenes, Esquire
      P.O. Box 259                     Primmer & Piper, P.C.
      Derby, VT 05829                  421 Summer Street
      (802) 334-7915                   St. Johnsbury, VT 05819
                                       (802) 748-5061

         (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [X]
Reg. No. 33-65393

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                       Calculation of Registration Fee

                                         Proposed     Proposed
                                         maximum      maximum
   Title of each           Amount        offering     aggregate
class of securities        to be         price per    offering        Amount of
 to be registered       registered(1)    share(2)     price(2)     registration fee
-----------------------------------------------------------------------------------
Common Stock,
$2.50 par value         250,000 shs.      $10.125      $2,531,250     $668.25

<F1>  Pursuant to Rules 416(a) and (b), this registration statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.
<F2>  Estimated solely for the purposes of calculating the registration fee and based pursuant to Rule 457(c), on the average of the bid and asked price of the Company's Common Stock on June 23, 2000.


                             COMMUNITY BANCORP.
                                 Derby Road
                               Derby, VT 05829
                               (802) 334-7915

                             -------------------

                         DIVIDEND REINVESTMENT PLAN

                             -------------------

The Dividend Reinvestment Plan of Community Bancorp. (the "Company") provides a convenient way for the Company's shareholders to purchase additional shares of the Company's $2.50 par value common stock without payment of brokerage commissions or service charges.

Shares purchased under the plan are purchased at the greater of (1) the book value of the Company's stock as of the end of the preceding fiscal quarter, or (2) the weighted average of the daily high and low trading prices in trades of the Company's stock made in the over-the-counter market during the preceding fiscal quarter for all days on which a trade occurred. (See "DESCRIPTION OF THE
PLAN," Question 12).

There is no active public trading market in the Company's common stock, nor can any assurance be given that such a market will develop in the future.
Various brokerage firms attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from their customers, but trading is infrequent. If a public trading market in the Company's common stock should later develop, the purchase price of the shares under the plan will be based upon the market value of the stock.

Community National Bank (the "Bank"), a wholly-owned subsidiary of the Company, has been designated as the agent for participants in the plan.
Participants may vote all shares of common stock purchased for them under the plan.

This prospectus relates to 250,000 shares of $2.50 par value common stock of the Company registered for purchase under the plan. This prospectus should be retained for future reference.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS prospectus. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

                The date of this prospectus is June 28, 2000.


                                 THE COMPANY

Community Bancorp. is a Vermont corporation organized in 1982 and is a registered bank-holding company under the federal Bank Holding Company Act of 1956, as amended. The Company has two bank subsidiaries, Community
National Bank headquartered in Derby, Vermont and Liberty Savings Bank, a
New Hampshire guaranty savings bank that is currently inactive. The address and telephone number of the Company's principal offices are: PO Box 259, Derby, Vermont 05829; (802) 334-7915. The Company and Community National
Bank also maintain an Internet website (http://www.
communitynationalbank.com).

                DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

The following is a question and answer description of the Dividend
Reinvestment plan being offered to the Company's shareholders.

Purpose

1.  What is the purpose of the plan?

The purpose of the plan is to provide a convenient and economical way for the Company's shareholders to purchase additional shares of the Company's common stock, without payment of brokerage commissions or service charges.
Shares of common stock purchased under the plan will consist of newly-issued or treasury shares, thereby providing additional funds for the Company's continuing operations and general corporate purposes.

Benefits

2.  What are the benefits of the plan?

The plan offers participants a number of benefits. Participants in the plan may reinvest their cash dividends automatically in shares of the Company's common stock without payment of any brokerage commissions or service charges. Participants obtain full investment use of funds, as the plan provides for the purchase of fractions of shares and for reinvestment of dividends on fractional, as well as whole, shares. Because shares purchased under the plan are held in book entry form (see question 15), participants thereby avoid the risk of theft, loss or accidental destruction of stock certificates. In addition, the regular statement of account furnished to participants (see question 13) will facilitate simplified record keeping.

3.  What are the disadvantages of the plan?

Because the purchase price of the shares purchased for participants under the plan will be based on weighted average daily high and low trading price information that is not readily available or compiled for public disclosure, participants will not know the actual price per share paid or the number of shares purchased, until they receive their regular plan account statement.

In addition, participants cannot pledge shares held in their plan account.

Participation

4.  Who is eligible to participate?

Except as otherwise provided in the response to question 5 below, all record owners of the Company's common stock are eligible to participate in the plan. Beneficial owners of shares of the Company's common stock held in a retirement account or registered in the name of a broker, bank or other nominee may also participate in the plan through their retirement account trustee, broker, bank or other nominee, as the case may be. Beneficial owners who wish to participate in the plan (to the extent permitted above) must make appropriate arrangements for their broker, bank or other nominee to participate in the plan. Employees of the Company or its subsidiaries who participate in the Company's Retirement Savings Plan and who have invested in the Company Stock Fund under that Plan will be enrolled in the Dividend
Reinvestment Plan automatically, through the Trustee of the Retirement
Savings Plan as the shareholder of record.

5. Are there limitations on participation in the plan other than those described above?

The Company may, in its sole discretion, for any reason, decide not to allow a shareholder to participate in the plan even if the shareholder qualifies for participation in the plan.

Some shareholders may be residents of jurisdictions in which the Company determines that it may not be legally or economically practicable to offer our stock under the plan, and accordingly residents of those jurisdictions may be precluded from participating in the plan.

A shareholder's right to participate in the plan is not transferable apart from a transfer of the underlying common stock to another person.

6.  Who administers the plan for participants?

Community National Bank (the "Bank"), as plan administrator and agent for the participants, keeps plan records, sends statements of account to participants or their nominee holders and performs other administrative duties relating to the plan.

7.  How does an eligible shareholder participate?

An eligible holder of common stock may join the plan at any time by completing and signing an Authorization Card and returning it to Community
National Bank, Derby Road, Derby, Vermont 05829, Attention: Shareholder
Services. An Authorization Card is enclosed for your convenience.
Additional Authorization Cards may be obtained at any time by written or telephone request to the Bank.

As stated above at question 4, employees of the Company or its subsidiaries who participate in the Company Stock Fund portion of the Company's
Retirement Savings Plan will be enrolled in the Dividend Reinvestment Plan automatically through the Trustee of the Retirement Savings Plan and no Authorization Card is necessary in order for dividends to be reinvested on shares held in their Retirement Savings Plan accounts.

8.  When may a shareholder join the plan?

An eligible shareholder of record may join the plan at any time. In general, if an Authorization Card directing reinvestment of dividends is received by the Bank at least ten (10) days before the record date established for a particular dividend, reinvestment will commence with that dividend. If the Authorization Card is received after the time prescribed, unless otherwise waived by the Bank, reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable. The record dates for determining shareholders entitled to payment of quarterly dividends on the Company's common stock generally fall on the fifteenth day of the months of January, April, July and October. Enrollment in the plan for residents of certain jurisdictions may, however, be delayed pending compliance with applicable state or foreign securities laws. And, as noted in question 5, the Company has the right in its discretion to decline to offer the plan to any shareholder or to decline to accept an enrollment authorization from any shareholder.

9. Are there any expenses to participants in connection with purchases under the plan?

No. Participants will incur no brokerage commissions or service charges for purchases made under the plan. All costs of administration of the plan will be paid by the Company. However, any participant who directs the plan administrator to sell shares of common stock held in his or her plan account will be responsible for any brokerage fees incurred in connection with such sale.

10.  How many shares of common stock will be purchased for participants?

The number of shares purchased for a participant depends on the amount of the dividends reinvested and the purchase price of the common stock. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share (see question12). In the case of those foreign holders whose dividends are subject to United States income tax withholding or in the case of those participants who are subject to withholding of payment of dividends because of (1) failure to provide proper taxpayer identification numbers or (2) under-reporting of income on tax filings with the Internal Revenue Service, the amount of dividends invested will be less the amount required to be withheld.

11.  When will shares of common stock be purchased under the plan?

Purchases under the plan will be made on the dividend payment date or as soon thereafter as practicable, but no later than thirty (30) days thereafter, unless necessary to comply with applicable securities laws. Cash dividends on the Company's common stock are ordinarily paid on or about the first day of the months of February, May, August and November.

12.  At what price will shares of common stock be purchased under the plan?

As of the date of this prospectus, there is no established public trading market for the common stock of the Company. Shares of the Company's common stock are not traded on any national or regional exchange or in the Nasdaq stock market and no dealer makes a market in the common stock. Various brokerage firms ordinarily attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from their customers, but trading is not active. In addition, there are occasional trades made in private transactions not involving any broker. (See "NATURE OF TRADING MARKET; BOOK
VALUE; CASH DIVIDENDS".)

The price at which shares will be purchased under the plan will be the greater of (1) the book value of the Company's common stock as of the end of the preceding fiscal quarter, or (2) the weighted average of the daily high and low trading prices of the Company's shares in trades made in the over-the-counter market during the preceding fiscal quarter for all days on which a trade occurred. The "weighted average" price takes into account the number of shares purchased on a particular date (daily trading volume). If a public trading market in the Company's common stock should later develop, the purchase price of the common stock under the plan will be the market value of the common stock as of the trading day next preceding the applicable investment date. (See "NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS.")

Reports to Participants

13.  What kind of reports will be sent to participants in the plan?

Participants will receive a statement of account for each quarter in which a purchase or reinvestment is made. Each statement will contain the date of the purchase, the amount purchased, the purchase price per share, the number of shares acquired (including fractional shares to four decimal places) and the total number of shares held after such acquisition. These statements will provide a record of the cost of purchases of shares under the plan and should be retained for tax purposes.

Employees who participate in the plan through investment in the common stock fund under the Company's Retirement Savings Plan will receive reports of their Retirement Savings Plan accounts from the Trustee of such Plan, including dividend reinvestment allocations, as provided by the terms of the Retirement Savings Plan.

Participants will also receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and other shareholder information.
Because statements of account under the plan and reports, proxy statements and other information about the Company are furnished to shareholders of record, beneficial owners who participate in the plan through a nominee holder should make appropriate arrangements with their nominee holder for forwarding such materials to them.

Employees who participate in the plan through investment in the common stock fund under the Company's Retirement Savings Plan will be furnished with copies of such reports, proxy statements and other information by the Trustee of the Retirement Savings Plan. (See question 22.)

Dividends

14. Will a participant be credited with dividends on all whole and fractional shares held in his or her plan account?

Yes. As the agent for plan participants, the Bank will receive dividends for all shares held by plan participants on the dividend record date, will credit such dividends to the plan accounts on the basis of full and fractional shares held and will automatically reinvest such dividends to purchase additional shares of common stock for the account of participants.

Certificates for Shares

15. Will certificates be issued for shares of common stock purchased under the plan?

Unless requested, certificates for shares of common stock purchased under the plan will not ordinarily be issued but shares purchased under the plan will be registered in the name in which the plan account is maintained and will be credited to that account. The number of shares credited to the account of a participant under the plan will be shown on his or her statement of account. This feature protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to the account of a participant (other than employees who participate through the Retirement
Savings Plan) will be issued without charge within thirty (30) days of receipt of a written request. Fractional shares will be settled in cash and certificates representing fractional shares will not be issued under any circumstances. Cash settlement of fractional shares will be based on the purchase price of the Company's common stock under the plan for plan purchases made during the immediately preceding quarter.

Dividend Reinvestment Plan accounts for employees who participate through the Company's Retirement Savings Plan are subject to the applicable withdrawal restrictions of that Plan.

16.  May a participant reinvest dividends on less than all shares owned?

A shareholder may not choose to have dividends reinvested on less than all shares registered in the same name. If a shareholder, however, owns shares registered in more than one name (such as, for example, shares registered in the name "John Doe" and others registered in the name "J. Doe") then the shareholder may choose to participate in the plan as to the shares registered in one name but not in the other. Shareholders are reminded that dividends on all shares registered in the name in which their plan account is maintained will be reinvested, even shares purchased outside the plan and regardless of whether the Bank has possession of the certificates representing those shares.

Sale and Withdrawal of Shares

17.  How may a participant withdraw shares purchased under the plan?

A participant (other than an employee who participates through the Company's
Retirement Savings Plan) may withdraw all or a portion of the whole shares credited to his or her plan account by notifying the Bank in writing that he or she wishes to withdraw shares and specifying the number of whole shares to be withdrawn. Certificates for the whole shares of common stock so withdrawn will be registered in the name of and issued to the participant.
Fractional shares will be settled in cash (see question 15) and in no case will certificates representing fractional shares be issued. Future dividends on shares for which certificates have been furnished will continue to be reinvested for so long as the shares remain registered in the same name in which the shareholder's plan account is maintained (see question 16).

If a participant directs the Bank to sell shares of common stock held in his or her account, the participant will be responsible for any brokerage commissions and charges incurred in connection with that sale.

As stated above at question 15, Dividend Reinvestment Plan accounts for participants in the Company's Retirement Savings Plan are subject to the applicable withdrawal restrictions of that plan.

18. What happens to a participant's plan account if a participant sells all shares of common stock that are registered in the name in which the plan account is maintained?

If a participant disposes of all of his or her whole shares of common stock registered in the name in which the plan account is maintained, the plan account will be terminated and the shareholder will be paid in cash for any fractional share remaining in his or her plan account. Cash settlement of fractional shares will be based upon the purchase price of the Company's common stock under the plan for the immediately preceding quarter. In the case of an employee of the Company or its subsidiaries who participates in this plan through his participation in the Company's Retirement Savings
Plan, such participation will continue until the employee terminates his investment in the Retirement Savings Plan Company Stock Fund.

Termination of Participation

19.  How does a participant terminate his participation in the plan?

A participant (other than an employee who participates through the Retirement Savings Plan) may terminate his or her participation in the plan at any time by notifying the Bank in writing to that effect. To prevent further reinvestment of dividends under the plan, written notice of termination must be received at least ten (10) days prior to the dividend record date for the next dividend to be paid. A termination of participation card is enclosed with this prospectus and may be retained for future use.
Employees who participate in the Dividend Reinvestment Plan through their investment in the Company Stock Fund under the Retirement Savings Plan may terminate their participation in the Dividend Reinvestment plan, effective as of the following January 1 or July 1, by terminating their participation in the Company Stock Fund. The procedures for such notification, including the due date for receipt of the notice, will be governed by the terms of the Retirement Savings Plan.

Following the effective date of termination of participation in the plan, cash dividends on shares previously subject to the plan will be paid in cash to the shareholder of record.

Other Information

20.  What shares will be offered under the plan?

The Company has registered 250,000 shares of the Company's $2.50 par value common stock with the Securities and Exchange Commission for issuance under the plan. The shares issued from time to time under the plan will be newly-issued shares of the Company or treasury shares (shares previously issued and later reacquired by the Company).

21. What happens if the Company has a rights offering, issues a stock dividend or declares a stock split?

If the Company issues to its shareholders rights to purchase additional shares or other securities, the Bank, as the plan administrator, may in its sole discretion either (i) seek instructions from the participants as to exercise of such rights or (ii) sell or direct the sale of the rights accruing to shares held in participant accounts and apply the net proceeds of such sales to the purchase of additional shares of common stock for the account of the participants.

Any stock dividend or shares resulting from stock splits with respect to full shares and fractional shares credited to a participant's account will be added to the account.

22. How will a participant's shares in the plan be voted at meetings of the Company's shareholders?

Each shareholder of record who participates in the plan will be furnished a proxy card and proxy statement for each shareholders' meeting and will be entitled to vote any shares held in his plan account, including fractional shares.

Beneficial owners should make appropriate arrangements with their nominees to vote their shares indirectly, through the nominee as the shareholder of record. Similarly, employees who participate in the plan through the Retirement Savings Plan will have the opportunity to vote, indirectly, the shares allocated to their account by furnishing written voting instructions to the Retirement Savings Plan Trustee, as the shareholder of record.

23. What are the federal income tax consequences of participation in the plan?

As of the date of this prospectus, the federal income tax consequences of participation in the plan for shareholders (other than employees of the Company or its subsidiaries who participate through their investment in the Company Stock Fund under the Retirement Savings Plan) may be summarized as follows:

      In general, if enrolled in the plan, participants will have the same federal income tax obligations with respect to reinvested dividends as they would with dividends not so reinvested.

      A participant in the plan will be treated as having received, on the dividend payment date, a distribution equal to the amount of the cash dividend payable on that date and reinvested under the plan. In the case of corporate shareholders, the amount of dividends received will be eligible for the dividends received deduction available under the Internal Revenue Code. The tax basis of any shares acquired through the plan will be the purchase price of the shares on the purchase date. The holding period for shares acquired through the plan will begin on the day after the dividend payment date. A participant will not realize taxable income upon receipt of certificates for whole shares credited to his plan account, either upon request for such certificates or upon withdrawal from the plan. A participant will, however, recognize gain or loss upon the sale or exchange of whole shares measured by the difference between the amount he receives for the shares and his tax basis in such shares. In addition, the receipt of cash for a fractional share upon withdrawal from the plan will be treated as a redemption of such fraction. In general, this means that a participant will recognize gain or loss measured by the difference between the amount of cash received in redemption of the fractional share and the participant's tax basis in such fractional share.

Employees of the Company or its subsidiaries who participate in the Dividend
Reinvestment Plan through their investment in the Company Stock Fund will not recognize taxable income on reinvested dividends until such amounts are distributed to the employee in cash or stock. Distributions under the Retirement Savings Plan are generally prohibited until termination of employment or retirement or earlier death or disability.

Tax consequences will vary depending on the participant's specific circumstances. All participants are urged to consult their own tax advisors for further information as to the particular tax consequences--federal, state and local--which may result from their participation in the plan and subsequent disposition of shares purchased under the plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

24.  May Participants pledge shares in their plan accounts?

Participants may not pledge any shares of stock held in their plan account.
Any pledge of shares in a plan account is null and void. If a participant wishes to pledge shares, he or she must first withdraw those shares from the plan account (see question 17).

25.  What is the responsibility of the plan Administrator?

In administering the plan, neither the Company nor its agents (including the Bank) will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of: failure to terminate a participant's account upon such participant's death or adjudicated incompetency prior to receipt of written notice of such event; the prices at which shares are purchased for the participant's account; the times when purchases are made; or fluctuations in
(1) the high and low daily trading price or daily trading volume of the stock in trades effected in the over-the-counter market, (2) the book value of the common stock, or (3) if a market later develops, the market value of the common stock.

PARTICIPANTS SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR
PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

WHILE THE COMPANY HAS HISTORICALLY PAID CASH DIVIDENDS TO ITS SHAREHOLDERS,
THE COMPANY CANNOT GUARANTEE THAT DIVIDENDS ON SHARES OF ITS COMMON STOCK
MIGHT NOT BE REDUCED OR ELIMINATED IN THE FUTURE.

26. Who bears the risk of fluctuations in the price or value of the common stock?

A participant's investment in shares acquired under the plan is no different from investment in directly-held shares in this regard. The participant bears the risk of loss and realizes the benefits of any gain from changes in the price or value of shares held by him in the plan or otherwise.

27.  May the plan be changed or discontinued?

While the Company at the present time expects to continue the plan indefinitely, the Company reserves the right to suspend or terminate or amend the plan at any time, including the period between a dividend record date and the related dividend payment date. Participants will be notified in writing of any such suspension, termination or amendment to the plan. The
Company also reserves the right to terminate, upon written notice, any participant's plan account at any time.

28.  Who interprets the plan?

Any question of interpretation arising under the plan will be determined by the Company and any such determination will be final. Employees who participate in this plan by virtue of their participation in the Company
Stock Fund under the Company's Retirement Savings Plan should be aware that in the event of a conflict between the terms of this plan and those of the Retirement Savings Plan, the terms of the Retirement Savings Plan will control.

                               USE OF PROCEEDS

The net proceeds to be received by the Company from the sale of the common stock offered under the plan will be added to the general funds of the Company and will be used for its continuing operations and general corporate purposes. The Company has no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the prices at which such shares will be sold.

            NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS

As explained in question 12 in "DESCRIPTION OF THE PLAN," absent an established public trading market in the Company's common stock, shares of stock purchased under the plan will be purchased at the greater of (1) the book value of the common stock at the end of the preceding fiscal quarter, or (2) the weighted average of the daily high and low trading prices of the Company's shares in trades made in the over-the-counter market during the preceding fiscal quarter. If a public trading market in the Company's common stock should later develop, the price of shares purchased under the plan will be the market price of the common stock as of the trading day next preceding the applicable investment date.

Trading Market

The Company's common stock is not traded on any exchange or in the Nasdaq stock market. There is at present no established public trading market for the Company's common stock and no assurance can be given that a market will develop in the future. No broker currently makes a market in the Company's common stock. While various brokerage firms generally attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from customers, trading is not active. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and willing sellers of the stock at any given time and such presence is, in turn, dependent upon the individual decisions of the purchasers and sellers over which neither the Company nor any broker or market maker has control.

The table below sets forth the ranges of prices paid per share for the Company's common stock in trades of which the Company is aware during the last three calendar years and during the first quarter of 2000, and the amount of cash dividends declared in each quarter.


                            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
                            -----------    -----------    -----------    -----------

1997 Trade Price
High                           $ 9.75        $10.00         $11.00         $11.75
Low                            $ 9.38        $ 9.75         $10.00         $10.50
Cash Dividends Declared        $  .14        $  .14         $  .14         $  .14

1998 Trade Price
High                           $13.00        $13.75         $15.00         $13.75
Low                            $11.75        $13.00         $13.75         $11.50
Cash Dividends Declared        $  .15        $  .15         $  .15         $  .15

1999 Trade Price
High                           $13.00        $12.50         $11.00         $10.88
Low                            $11.88        $12.00         $ 9.25         $ 8.63
Cash Dividends Declared        $  .16        $  .16         $  .16         $  .16

2000 Trade Price
High                           $ 9.25
Low                            $ 8.62
Cash Dividend Declared         $  .16

Trade price information and cash dividends for the applicable periods have been restated to reflect a 100% stock dividend paid on June 1, 1998 and a 5% stock dividend paid on February 1, 1999.

Management of the Company does not know the price at which all trades were conducted during the periods indicated and the prices set forth above may not be indicative of the true market value of the Company's common stock. In addition, past trading prices are not necessarily indicative of future trading prices or of the intrinsic value of the common stock, particularly since there is no active public trading market in the Company's common stock.

Book Value

The table below shows the per share book value of the common stock outstanding as of the dates indicated. Except for year-end figures, which are based on audited financial information, the book values below are based on unaudited quarterly financial information.

                            1997       1998       1999       2000
                            ----       ----       ----       ----

     March 31              $6.29      $6.47      $6.70      $6.75
     June 30               $6.37      $6.53      $6.68
     September 30          $6.40      $6.68      $6.73
     December 31           $6.47      $6.74      $6.60

Book value for all applicable periods has been restated to reflect a 100% stock dividend paid on June 1, 1998 and a 5% stock dividend paid on February 1, 1999.

                         DESCRIPTION OF COMMON STOCK

The Company has authorized capital stock consisting of 6,000,000 shares of $2.50 par value common stock. The Company incorporates by reference the description of the common stock contained in the Company's Registration Statement on Form 8-A as amended on Form 8 dated May 25, 1988 and Form 8-A/A dated April 19, 1994, and as amended from time to time subsequent to the date of this prospectus in filings with the Commission. (See "WHERE YOU CAN FIND MORE INFORMATION," below.) The Board of Directors has authorized 250,000 shares of the Company's common stock for issuance under the plan.

                               INDEMNIFICATION

The officers, directors, agents and employees of the Company and persons serving as directors, officers, agents or employees of another entity at the request of the Company are entitled to indemnification under the Articles of Association of the Company. Generally, such persons are entitled to indemnification against expenses incurred in connection with any suit, action or proceeding to which they are made a party by reason of their position with the Company. Under the Vermont Business Corporation Act and the Company's Articles of Association the standard for indemnification is generally that the individual must have acted in good faith and in a manner he reasonably believed to be in the best interests of the Company.

The Company is not currently involved in any pending or threatened litigation which might result in claims for indemnification against the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the officers or directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      INTERESTS OF EXPERTS AND COUNSEL

Neither any expert named in this registration statement nor counsel for Community Bancorp. was employed for such purpose on a contingent basis, or will receive in connection with this offering of securities any direct or indirect substantial interest in Community Bancorp. or any of its parents or subsidiaries, nor is any such expert or counsel connected with Community Bancorp. or any of its parents or subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                     WHERE YOU CAN FIND MORE INFORMATION

The Company provides its shareholders with annual audited consolidated financial statements and quarterly unaudited consolidated statements.

Community Bancorp. files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy such proxy statements, reports and other information at the Commission's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago (Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn, Chicago, Illinois 60604) and New York (26 Federal Plaza, New York, New York, 10007). You may also obtain copies of those documents on request from the Public Reference Section of the Commission, at its principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Community Bancorp. has filed with the Commission a registration statement on Form S-3 under the Securities Act and the rules and regulations thereunder. This prospectus is a part of that registration statement. As permitted by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows the Company to "incorporate by reference" various documents into this prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this prospectus. The Company incorporates by reference the documents listed below that it has filed with the Commission and any future filings it makes with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

      1. The Company's Annual Report on Form 10-K/A for the year ended December 31, 1999; and

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

      3.    The Company's Current Report on Form 8-K, filed on April 11,
            2000.

      4. The description of the Company's common stock set forth in the Company's Registration Statement on Form 8-A, as amended on Form 8 dated May 25, 1988, and Form 8-A/A dated April 29, 1994, and as amended from time to time subsequent to the date of this prospectus.

You may request a copy of any of these filings, at no cost, by writing or calling: Community Bancorp., P.O. Box 259, Derby, Vermont 05829, (802) 334-7915, Attention: Stephen P. Marsh.

                                   EXPERTS

The consolidated financial statements and schedules of Community Bancorp. and its subsidiaries for the year ended December 31, 1999, incorporated herein by reference to its Annual Report on Form 10-K/A for the year then ended, have been audited by A.M. Peisch & Company, independent public accountants, as indicated in their report with respect thereto dated January 6, 2000, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                LEGAL OPINION

The validity of the shares of common stock offered under the plan will be passed upon for Community Bancorp. by Primmer & Piper, Professional Corporation, St. Johnsbury, Vermont.

                               CORRESPONDENCE

All correspondence concerning the plan should be addressed to:

      Community National Bank
      Shareholder Services
      P.O. Box 259
      Derby, VT 05829
      ATTN: Chris Bumps, Executive Secretary
      (802) 334-7915

=====================================    ===================================

         TABLE OF CONTENTS

                                 Page

Incorporation of Certain
 Documents by Reference
The Company
Description of the Dividend
  Reinvestment Plan
  Purpose                                         COMMUNITY BANCORP.
  Benefits                                            Derby Road
  Participation                                     Derby, VT 05829
  Reports to Participants                           (802) 334-7915
  Dividends
  Certificates for Shares
  Sale and Withdrawal of Shares
  Termination of Participation
  Other Information
Use of Proceeds                                   -------------------
Nature of Trading Market; Book
 Value; Cash Dividends                         DIVIDEND REINVESTMENT PLAN
  Trading Market
  Book Value                                      -------------------
Description of Common Stock
Indemnification                                       PROSPECTUS
Where You Can Find More
 Information                                      -------------------
Interests of Experts and Counsel
Experts                                          Dated June 28, 2000
Legal Opinion
Correspondence




=====================================    ===================================


                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      SEC registration fee                           $   668
      Printing and word processing                     3,500
      Legal fees and expenses                          5,000
      Accounting fees and expenses                       750
      Blue Sky filing fees and expenses
       (including counsel fees)                        2,000
      Other Expenses                                       0
                                                     -------
           Total                                     $11,918

<F*>   Estimated

Item 15. Indemnification of Directors and Officers

Limitation of Liability

As permitted by the Vermont Business Corporation Act, Article Sixteen of the Company's Articles of Association provides that the Directors will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for (1) the amount of any financial gain to which he or she was not entitled; (2) an intentional reckless infliction of harm on the Company or its shareholders, or (3) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Indemnification

Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

Indemnification may be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article Eleven of the Company's Articles of Association authorizes the Board of Directors to adopt such Bylaws or other arrangements (including contracts) for indemnification of officers, directors and others as they deem advisable, to the extent not inconsistent with applicable law. The Board of Directors has adopted an implementing Bylaw (Article Nine) pursuant to that authority.

Insurance

The Company has purchased Directors and Officers Liability Insurance.

Item 16. Exhibits

(5) (23) Opinion and consent of Primmer & Piper, P.C. re legality of shares.

(23) Consent of A.M. Peisch & Company, independent public accountants.

(99.1)      Stockholder Authorization Form

(99.2)      Stockholder Termination Form

(99.3)      Letter to Shareholders

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

            (iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, State of Vermont, on this 27th day of June, 2000.

                                       COMMUNITY BANCORP.
                                       [Registrant]

                                       By:  /s/ Richard C. White
                                            -------------------------------
                                            Richard C. White, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 27th day of June, 2000.

Signature                              Title
---------                              -----

/s/ Thomas E. Adams                    Director
-----------------------------------
Thomas E. Adams

/s/ Jacques R. Couture                 Director
-----------------------------------
Jacques R. Couture

/s/ Elwood Duckless                    Director
-----------------------------------
Elwood Duckless

/s/ Michael H. Dunn                    Director
-----------------------------------
Michael H. Dunn

/s/ Rosemary M. Lalime                 Director
-----------------------------------
Rosemary M. Lalime

/s/ Marcel M. Locke                    Director
-----------------------------------
Marcel M. Locke

/s/ Anne T. Moore                      Director
-----------------------------------
Anne T. Moore

/s/ Dale Wells                         Director
-----------------------------------
Dale Wells

/s/ Richard C. White                   Director and Chief Executive Officer
-----------------------------------
Richard C. White

/s/ Stephen P. Marsh                   Director, Chief Financial Officer and
-----------------------------------
Stephen P. Marsh                       Chief Accounting Officer


                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                             -------------------

                                  FORM S-3

                           REGISTRATION STATEMENT

                                    Under

                         THE SECURITIES ACT OF 1933

                             -------------------

                             COMMUNITY BANCORP.

                             -------------------

                                  EXHIBITS


                                EXHIBIT INDEX


Exhibit 5 and 23   Opinion and Consent of Primmer & Piper, P.C.

Exhibit 23 Consent of A.M. Peisch & Company Independent Certified Public Accountants

Exhibit 99.1       Stockholder Authorization Form

Exhibit 99.2       Stockholder Termination Form

Exhibit 99.3       Letter to Shareholders